Exhibit 99.1

The New York Times Company Announces Change for

its 2020 Annual Meeting of Stockholders

Meeting to be conducted in virtual format only

NEW YORK — (BUSINESS WIRE) — April 10, 2020 — The New York Times Company (NYSE: NYT) announced today a change to the location and format of its 2020 Annual Meeting of Stockholders. In light of public health concerns related to the coronavirus (COVID-19) outbreak, and to help protect the health and well-being of the company’s stockholders, employees and representatives, the Annual Meeting will be conducted in a virtual format only.

The meeting will still be held on April 22, 2020, at 9:00 a.m. ET. Stockholders will not be able to attend the Annual Meeting in person, but stockholders of record as of the close of business on February 26, 2020, will be able to participate in the Annual Meeting through the virtual meeting platform.

To attend the Annual Meeting, stockholders may visit www.virtualshareholdermeeting.com/NYT2020 and enter the 16-digit control number included on the notice, proxy card or voting instruction form previously distributed. Stockholders may log in to the meeting platform beginning at 8:45 a.m. ET on April 22, 2020. Those without a control number may attend the Annual Meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not be able to vote or ask questions.

About The New York Times Company

The New York Times Company (NYSE:NYT) is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com